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                                                                   EXHIBIT 5(e)

                           AIM INVESTMENT FUNDS, INC.
                           SUB-ADMINISTRATION CONTRACT
                                     BETWEEN
                              A I M ADVISORS, INC.
                                       AND
                               INVESCO (NY), INC.

         Contract made as of May 29, 1998, between A I M Advisors, Inc., a Delaware corporation ("Administrator"), and INVESCO (NY), INC., a California corporation ("Sub-Administrator").

         WHEREAS Administrator has entered into an Administration Contract with AIM Investment Funds, Inc. (the "Company"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to AIM Global Consumer Products and Services Fund, AIM Global Financial Services Fund, AIM Global Infrastructure Fund, AIM Global Resources Fund and AIM Global High Income Fund, each being a series of the Company's shares of common stock (collectively, the "Funds" and singly, a "Fund"); and

         WHEREAS Administrator desires to retain Sub-Administrator as sub-administrator to furnish certain administrative services to the Funds, and Sub-Administrator is willing to furnish such services;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

 1. Appointment. Administrator hereby appoints Sub-Administrator as sub-administrator of each Fund for the period and on the terms set forth in this Contract. Sub-Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

 2. Duties as Sub-Administrator. Sub-Administrator will administer the affairs of each Fund subject to the supervision of the Company's Board of Directors ("Board"), the Administrator and the following understandings:

         (a) Sub-Administrator will supervise all aspects of the operations of each Fund, including the oversight of transfer agency and custodial services except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for control of the conduct of the affairs of the Funds.

         (b) At Sub-Administrator's expense, Sub-Administrator will provide the Company and the Funds with such corporate, administrative and clerical personnel (including officers of the Company) and services as are reasonably deemed necessary or advisable by the Board.


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         (c) Sub-Administrator will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of each Fund's prospectus, statement of additional information, proxy material, tax returns and required reports with or to the Fund's shareholders, the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

         (d) Sub-Administrator will provide the Company and the Funds with, or obtain for them, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

 3. Further Duties. In all matters relating to the performance of this Contract, Sub-Administrator will act in conformity with the Articles of Incorporation, By-Laws and Registration Statement of the Company and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

 4. Services Not Exclusive. The services furnished by Sub-Administrator hereunder are not to be deemed exclusive and Sub-Administrator shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of Sub-Administrator, who may also be a Director, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

 5.  Expenses.

         (a) During the term of this Contract, each Fund will bear all expenses, not specifically assumed by Administrator and Sub-Administrator, incurred in its operations and the offering of its shares.

         (b) Expenses borne by each Fund will include but not be limited to the following: (i) all direct charges relating to the purchase and sale of portfolio securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by Sub-Administrator under this Contract; (iii) investment consulting fees and related costs; (iv) expenses of organizing the Company and the Fund; (v) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (vi) filing fees and expenses relating to the registration and qualification of the Fund's shares and the Company under federal and/or state securities laws and maintaining such registrations and qualifications; (vii) costs incurred in connection with the issuance, sale or repurchase of the Fund's shares of common stock; (viii) fees and salaries payable to the Company's Directors who are not parties to this Contract or interested persons of any such party ("Independent Directors"); (ix) all expenses incurred in connection with the Independent Directors' services, including travel expenses;


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(x) taxes (including any income or franchise taxes) and governmental fees; (xi)
costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (xii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Company or the Fund for violation of any law; (xiii) interest charges; (xiv) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Directors; (xv) charges of custodians, transfer agents, pricing agents and other agents; (xvi) expenses of disbursing dividends and distributions; (xvii) costs of preparing share certificates; (xviii) expenses of setting in type, printing and mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports, notices and proxy materials for existing shareholders; (xix) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, Directors, employees and agents) incurred by the Company or the Fund; (xx) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xxi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof;
(xxii) the cost of investment company literature and other publications provided by the Company to its Directors and officers; and (xxiii) costs of mailing, stationery and communications equipment.

         (c) Sub-Administrator will assume the cost of any compensation for services provided to the Company received by the officers of the Company and by the Directors of the Company who are not Independent Directors.

         (d) The payment or assumption by Sub-Administrator of any expense of the Company or any Fund that Sub-Administrator is not required by this Contract to pay or assume shall not obligate Sub-Administrator to pay or assume the same or any similar expense of the Company or any Fund on any subsequent occasion.

 6. Compensation.

         (a) The Sub-Administrator will not be paid any special compensation for the services provided to a Fund under this Contract.

         (b) For the services provided under this Contract to each Fund as hereafter may be established, Administrator will pay to Sub-Administrator a fee in an amount to be agreed upon in a written Appendix to this Contract executed by Administrator and by Sub-Administrator.

 7. Limitation of Liability of Sub-Administrator and Indemnification. Sub-Administrator shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Fund or the Company in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Administrator in the performance by Sub-Administrator of its duties or from reckless disregard by Sub-Administrator of its obligations and duties


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under this Contract. Any person, even though also an officer, partner, employee, or agent of Sub-Administrator, who may be or become a Director, officer, employee or agent of the Company, shall be deemed, when rendering services to a Fund or the Company or acting with respect to any business of a Fund or the Company to be rendering such service to or acting solely for the Fund or the Company and not as an officer, partner, employee, or agent or one under the control or direction of Sub-Administrator even though paid by it.

 8. Duration and Termination.

         (a) This Contract shall become effective upon the date hereabove written, provided that this Contract shall not take effect with respect to any Fund unless it has first been approved by a vote of a majority of the Company's Directors.

         (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated, with respect to each Fund, this Contract shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually by the Company's Board.

         (c) Notwithstanding the foregoing, with respect to any Fund this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to Sub-Administrator or by Sub-Administrator at any time, without the payment of any penalty, on sixty days' written notice to the Company. Termination of this Contract with respect to one Fund shall not affect the continued effectiveness of this Contract with respect to any other Fund. This Contract will automatically terminate in the event of its assignment.

 9. Amendment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

 10. Governing Law. This Contract shall be construed in accordance with the laws of the State of Delaware (without regard to Delaware conflict or choice of law provisions) and

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the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

 11. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.


Attest: /s/ KATHLEEN J. PFLUEGER      A I M ADVISORS, INC.
        ------------------------
  Name: Kathleen J. Pflueger          By: /s/ CAROL F. RELIHAN
                                          -----------------------
                                      Name: Carol F. Relihan
                                      Title: Senior Vice President

Attest: /s/ MICHAEL A. SILVER         INVESCO (NY), INC.
        ----------------------        By: /s/ HELGE K. LEE
        Michael A. Silver                 -----------------------
                                      Name:  Helge K. Lee
                                      Title: Chief Legal and Compliance Officer
                                             and Secretary